Exhibit 23(b)

                              Accountants' Consent


The Board of Directors
RGC Resources, Inc.


We consent to incorporation by reference in Registration Statements No. 33-69902 on Form S-2, as amended, No. 333-02455 on Form S-8, as amended, and No. 333-67311 on Form S-4, as amended, of RGC Resources, Inc. (successor to Roanoke Gas Company) of our report dated October 17, 1997, relating to the consolidated statements of earnings, stockholders' equity and cash flows of RGC Resources, Inc. and subsidiaries for the year ended September 30, 1997, which report is included in the September 30, 1999 Annual Report on Form 10-K of RGC Resources, Inc.

                                                      s/KPMG LLP
                                                      KPMG LLP


Roanoke, Virginia
December 16, 1999